                                                                   EXHIBIT 10.16

                               October 14, 1997


Mr. David P. Tusa
16318 Acapulco Drive
Houston, Texas  77040

Dear David:

     Pursuant to recent conversations, please let this letter serve as a formal offer from U.S. Legal Support, Inc. to you regarding the Senior Vice-President, Chief Financial Officer position. This offer is subject to a personal background check not reasonably altering our opinion of you materially. Such check will be performed within forty-eight hours after the date of this letter, at which time the contingency removed.

EMPLOYMENT HIGHLIGHTS:
 .  Starting annual salary of $165,000; increased to $175,000 annually on
   January 1, 1998.  With annual discretionary redeterminations considered.
 . You will receive options to purchase 150,000 shares of U.S. Legal Support, Inc. common stock at the IPO price, which will vest equally over a five period (20 percent per year).
 .  Bonus plan consistent with your level of responsibility.  Consideration of a short-period 1997 discretionary bonus.
 .  $600 a month car allowance.
 .  Car phone cost paid by company.
 .  Company paid membership at the Houston Center Club.
 .  Executive health benefits will be provided.
 .  Reimbursement of business expenses, including professional fees and dues, CPA continuing education.
 .  Company credit card will be issued, along with long distance calling card.

TERMINATION:
 .  If the company terminates your employment without cause, you will receive
   $175,000 in a lump sum payment within 30 days from the date of termination. Additionally, in the event you are terminated without cause, 50 percent of the original 150,000 stock options vest upon termination, and 50 percent of any subsequent option grants vest upon termination. (Unless a greater number of options have vested under their initial vesting term) In any event, medical related benefits will be provided during the post termination period.
 . In the event employee terminates employment, employee will receive $87,500 in a lump sum payment within 30 days from the date of termination. Additionally, any stock options which have vested at the date of termination, employee will be entitled to said stock options. In any event, medical related benefits will be provided during the post termination period.

DAVID TUSA
PAGE 2

Your start date will be considered November 3, 1997, unless earlier as elected by employee.

If you have any questions, please contact me at direct dial 653-7121.

                                     Sincerely,

                                     /s/ RICHARD LOONEY
                                     Richard Looney